AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

         EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                                Year Ended December 31,
                                            -----------------------------------------------------------------------
                                                 2000           1999           1998            1997           1996
                                                 ----           ----           ----            ----           ----
Pretax income (loss)                        ($ 77,298)      $223,307       $203,489        $308,323       $317,574
Minority interest in subsidiaries
  having fixed charges (*)                     44,961         48,780         55,646          54,163         46,689
Less undistributed equity in
  losses of investees                         142,230         32,156         17,997          10,363         31,353
Fixed charges:
  Interest expense                             67,638         64,544         58,925          53,578         78,048
  Debt discount (premium) and expense             763           (129)          (504)           (701)        (1,174)
  One-third of rentals                         13,963         12,226         11,883          10,152          9,279
                                             --------       --------       --------        --------       --------

      EARNINGS                               $192,257       $380,884       $347,436        $435,878       $481,769
                                             ========       ========       ========        ========       ========


Fixed charges:
  Interest expense                           $ 67,638       $ 64,544       $ 58,925        $ 53,578       $ 78,048
  Debt discount (premium) and expense             763           (129)          (504)           (701)        (1,174)
  One-third of rentals                         13,963         12,226         11,883          10,152          9,279
  Pretax preferred dividend requirements
    of subsidiaries                            35,648         36,566         37,628          46,578         27,970
                                             --------       --------       --------        --------       --------

      FIXED CHARGES                          $118,012       $113,207       $107,932        $109,607       $114,123
                                             ========       ========       ========        ========       ========


Ratio of Earnings to Fixed Charges             1.63            3.36           3.22            3.98           4.22
                                               ====            ====           ====            ====           ====


Earnings in Excess of Fixed Charges          $ 74,245       $267,677       $239,504        $326,271       $367,646
                                             ========       ========       ========        ========       ========

(*) Amounts include subsidiary preferred dividends and accrued distributions on trust preferred securities.


                                       E-2